Exhibit 99.1

For more information, contact:
David Flanery
SVP and Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES KEY OPERATING
ASSUMPTIONS AND EARNINGS GUIDANCE FOR 2010

Reaffirms 2009 Earnings Guidance

Highlights
•	Projected 2010 earnings per share of $1.70 to $1.90, excluding the impact of BIBP, but including potential volatility in the 2010 price of cheese
•	Projected domestic system-wide comparable sales in 2010 ranging from positive 1% to negative 1%
•	Projected 2010 international system-wide sales increase of 15% to 20%
•	Projected 2010 worldwide net new unit openings of 140 to 180 (40 to 60 net openings for domestic and 100 to 120 net openings for international)
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The 2010 guidance includes a planned increase in the domestic royalty rate from 4.50% to 4.75% effective at the beginning of 2010, although the company at its discretion may contribute a portion of this increase  back to the system to support marketing or other activities

•	2009 EPS guidance is reaffirmed in the range of $1.42 to $1.46, excluding the impact of BIBP

Louisville, Kentucky (December 14, 2009) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced its 2010 operating assumptions and earnings guidance.  The company projects earnings per share in the range of $1.70 to $1.90 for 2010, excluding the impact from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity, but including an allowance for some level of potential volatility in the average spot cheese price for the year, as more fully described in the Operating Margin section below.

The projected earnings guidance range also includes the accretive impact of the expected execution of a share repurchase authorization throughout 2010, as more fully described in the Share Repurchase Activity section below.

Significant 2009 Operational Assumptions

Restaurant Sales – Domestic system-wide comparable sales are expected to range from an increase of 1% to a decrease of 1% in 2010, with results for company-owned and franchised units expected to be relatively consistent.  The consumer environment is expected to continue to be very challenging, with the unemployment rate and consumer confidence seen as key indicators for the restaurant industry.  Total sales growth for international restaurants is expected to range from 15% to 20% in 2010, due primarily to new unit growth.

Unit Growth – Worldwide net unit growth in 2010 is expected to be in the range of 140 to 180 units, including an increase of 40 to 60 units domestically and 100 to 120 units internationally. This would represent an approximate 1% to 2% increase in domestic units and an approximate 16% to 18% increase in international units. A substantial majority of openings worldwide will be franchise units.

Revenues – Due to a change in the accounting requirements for variable interest entities, beginning in 2010 we will no longer consolidate the operating results of certain franchise restaurants. The consolidation of these franchise restaurants has not had any impact on our operating earnings; however, 2009 results will include approximately $36 million of revenues related to these restaurants.  Excluding the unfavorable impact on revenues of the deconsolidation of these franchise restaurants, our consolidated revenues are expected to increase approximately 3% to 5% in 2010 compared to 2009, due to worldwide unit growth, increases in the royalty rate and anticipated commodity cost increases resulting in higher commissary sales prices.

Operating Margin – Consolidated operating margin in 2010 is expected to be approximately 1.0% higher than 2009 results.  The increase is primarily due to:  (1) the increase in the domestic royalty rate from 4.25% to 4.50% in September 2009 and the additional increase to 4.75% planned for January 2010; (2) a reduction in the anticipated levels of discretionary marketing support for the domestic franchise system in 2010; and (3) the full-year impact in 2010 from our September 2009 reduction in corporate support staff.

The combined operating results of our company-owned restaurant and domestic commissary business units are expected to be relatively flat in 2010, as the favorable impact of additional units on the commissary operations is expected to be substantially offset by the impact of higher commodity costs on restaurant margins.

The earnings per share guidance range for 2010 allows for some level of favorable or unfavorable variance from the recent futures market projections of 2010 cheese costs.  For example, a $0.25 per pound change in the restaurant cost of cheese has an approximate 80 to 85 basis point impact on company-owned restaurant operating margins, equating to an approximate $0.09 to $0.10 change in earnings per share.

Our international operations are expected to report an increased operating loss primarily due to start-up costs associated with our company-owned commissary in the United Kingdom during 2010.  Additionally, we have increased certain costs related to our international supply chain, R&D/QA and other operational support activities as we continue to develop our brand internationally.  We anticipate that the international business unit will achieve break-even results in 2012.

Capital Expenditures – Capital expenditures for 2010 are expected to be approximately $40 to $45 million with primary emphasis on certain technology-based initiatives focused on enhancing our online ordering platform and improving productivity in company-owned restaurants and commissaries, and the completion of our commissary in the United Kingdom.

Share Repurchase Activity

Since our previous report on November 3, 2009, the company has repurchased approximately 1.0 million shares of stock at an average price of $22.52 per share or a total of $23.5 million under the existing share repurchase authorization which the Board of Directors recently extended through the end of 2010.  The company has $34 million remaining available for the repurchase of common stock under this authorization at this time, and the earnings per share guidance range assumes this level of share repurchases is completed throughout 2010.

The company executed a trading plan under SEC Rule 10b5-1 to facilitate the completion of the remaining share repurchase authorization.  The trading plan includes predetermined criteria and limitations and is scheduled to expire December 31, 2010, unless terminated sooner under plan provisions.

2009 Earnings Guidance Reaffirmed

The company reaffirmed its guidance that earnings for 2009 would be in the range of $1.42 to $1.46 per share, excluding the impact of BIBP.  The financial information presented in this press release excluding the impact of the consolidation of BIBP is not a measure that is defined in accordance with accounting principles generally accepted in the United States (“Non-GAAP Measures”).

A complete discussion of our use of Non-GAAP Measures and a reconciliation of the financial results we present excluding the impact of BIBP and certain other items to our GAAP financial measures for the three- and nine-months ended September 2009 and 2008 were included in our third quarter earnings release dated November 3, 2009, which was filed on the same date with the Securities and Exchange Commission on Form 8-K.

Annual Meeting Date Scheduled

Papa John’s today announced that its 2010 Annual Meeting of Stockholders will be held on Wednesday, April 28, 2010 at 11:00 a.m. local time at the company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky.

Forward Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability of the company to pass along such increases in or sustained high costs to franchisees or consumers; the fact that the company is contingently liable for the payment of certain lease arrangements, approximating $6.2 million, involving our former Perfect Pizza operations that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and “Part II, Item 1A. - Risk Factors” of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

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Headquartered in Louisville, Kentucky, Papa John’s International, Inc. is the world’s third largest pizza company.  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.